Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-27991, 333-88176, 333-39323, 333-67034, 333-67038 and 333-148007) of Stein Mart, Inc. of our report dated April 16, 2008 relating to financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Jacksonville, Florida
April 16, 2008